Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
10-16

Contacts:	James Haddox, CFO Reba Reid Quanta Services, Inc. 713-629-7600	Kip Rupp / krupp@drg-l.com Ken Dennard / ksdennard@drg-l.com DRG&L 404-880-9276 / 713-529-6600
QUANTA SERVICES REPORTS 2010 THIRD QUARTER RESULTS
HOUSTON – Nov. 3, 2010 – Quanta Services, Inc. (NYSE: PWR) today announced results for the three and nine months ended Sept. 30, 2010. As previously announced, Quanta completed the acquisition of Price Gregory Services, Incorporated on Oct. 1, 2009. Therefore, these reported results of operations include the results of Price Gregory in the three and nine months ended Sept. 30, 2010 and are compared to the pre-acquisition historical results of Quanta for the three and nine months ended Sept. 30, 2009.
     Revenues in the third quarter of 2010 were $1.21 billion compared to revenues of $780.8 million in the third quarter of 2009. For the third quarter of 2010, net income attributable to common stock was $62.8 million or $0.30 per diluted share. Included in net income attributable to common stock for the third quarter of 2010 is $9.4 million of income, or a benefit of $0.04 per diluted share, from the release of income tax contingencies. Net income attributable to common stock for the third quarter of 2009 was $63.4 million or $0.32 per diluted share. Included in net income attributable to common stock for the third quarter of 2009 was $22.4 million of income, or a benefit of $0.11 per diluted share, from the release of income tax contingencies. The benefits recorded in both periods are due to the expiration of various statutes of limitations related to federal and state tax returns. Adjusted diluted earnings per share (a non-GAAP measure) were $0.32 for the third quarter of 2010 compared to $0.25 for the third quarter of 2009. Adjusted diluted earnings per share is GAAP diluted earnings per share before the impact of tax contingency releases, certain acquisition expenses and certain non-cash items such as amortization of intangible assets, non-cash interest expense and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
     “Our third and fourth quarters have been negatively impacted by several project delays and lower than expected margins on two pipeline projects due to above-average rainfall. We also incurred approximately $5 million in costs associated with acquisition opportunities and losses on disposals of equipment during the third quarter,” said John R. Colson, chairman and CEO of Quanta Services. “We believe the industries we serve are in a transitional period. Long-awaited telecom stimulus projects are being awarded, CREZ projects are out for bid, distribution spending is showing signs of recovery, and the bidding season for our natural gas and pipeline segment appears to be robust. In general, we are seeing a breakthrough in the accumulation of delayed projects, postponed bids and deferred infrastructure spending. We believe this breakthrough will impact us positively beginning in 2011.”
     Revenues for the first nine months of 2010 were $2.82 billion compared to $2.33 billion for the first nine months of 2009. For the first nine months of 2010, net income attributable to common stock was $119.5 million or $0.57 per diluted share, which includes a $0.02 per diluted share effect of the loss on early extinguishment of debt resulting from the redemption of all of Quanta’s outstanding 3.75% convertible subordinated notes on May 14, 2010. Also included in net income attributable to common stock for the first nine months of 2010 and 2009 are the previously discussed benefits from the third quarter releases of income tax contingencies. The results for the first nine months of 2010 compare to net income attributable to common stock of $118.2 million or $0.59 per diluted share for the first nine months of 2009. Adjusted diluted earnings per share were $0.69 for the first nine months of 2010 as compared to $0.59 for the first nine months of 2009. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
RECENT HIGHLIGHTS
•	Completed Acquisition of Valard Construction – On Oct. 25, 2010, Quanta completed the acquisition of Valard Construction (Valard), based in Edmonton, Alberta. Valard delivers full engineering, procurement and construction services and turnkey solutions to the Canadian power industry. The acquisition strategically expands Quanta’s Canadian service offering and provides Valard’s diverse customer base with access to Quanta’s extensive energy infrastructure resources.
•	Secured Contracts for Utility-scale Solar Installations – Quanta has initiated work under two contracts with Avenal Solar Holdings LLC for the construction of two utility-scale solar installations near Avenal, Calif. Under the contracts, Quanta is providing engineering, procurement and construction services for the 20-megawatt Sun City Project and the 19-megawatt Sand Drag Project. Also, Constellation Energy has awarded Quanta a contract for the construction of a 4.4-megawatt solar facility. Upon completion, this facility will be the third large-scale solar project that Quanta has installed at the Denver International Airport.

•	Secured Broadband Projects Funded by the American Recovery and Reinvestment Act – Quanta has been selected to install approximately 200 miles of fiber in the western part of North Carolina for MCNC, an independent, non-profit organization that employs advanced networking technologies and systems to continuously improve learning and collaboration throughout North Carolina’s education community. Over the past 60 days, Quanta has received in excess of $50 million in stimulus-related awards.
OUTLOOK
     The slow economy and regulatory hurdles continue to create a challenging business environment in the industries Quanta serves. Management cannot predict the timing or extent of the impact that these issues may have on demand for Quanta’s services, particularly in the near term. The following forward-looking statements are based on current expectations and actual results may differ materially.
     After taking into consideration delays in the start-up of several large projects and the lower than anticipated margins on certain gas transmission projects due to the unfavorable weather conditions previously discussed, Quanta now expects revenues for the fourth quarter of 2010 to range between $950 million and $1.05 billion and diluted earnings per share to be between $0.15 and $0.17. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the fourth quarter of 2010 to range from $0.23 to $0.25. This non-GAAP measure is calculated on the same basis as the historical adjusted diluted earnings per share presented in this release. Fourth quarter estimates include the results of Valard for part of the quarter. Amortization of intangibles, which is subject to adjustment due to the finalization of the purchase price accounting for the acquisition of Valard, is forecasted to be approximately $10.2 million for the fourth quarter of 2010. In addition, acquisition costs are expected to be about $7.5 million and non-cash stock compensation expenses are forecasted to be approximately $5.6 million for the fourth quarter of 2010.
     Quanta Services has scheduled a conference call for Nov. 3, 2010, at 9:30 a.m. Eastern time. To participate in the call, dial (480) 629-9818 at least ten minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through Nov. 10, 2010, and may be accessed at (303) 590-3030, using the pass code 4380675#. For more information, please contact Kip Rupp at DRG&L by calling (404) 880-9276 or email krupp@drg-l.com.
     The non-GAAP measures in this press release and on the company’s Web site are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in this press release can be found on the company’s Web site at www.quantaservices.com in the “Investors & Media” section.
     Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
Forward-Looking Statements
This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues and earnings per share and other projections of financial and operating results and capital expenditures; growth or opportunities in particular markets; the impact of renewable energy initiatives, the economic stimulus package and other existing or potential legislative actions on future spending by customers; the potential benefits from acquisitions, including Price Gregory and Valard; the expected value of, and the scope, services, term and results of any related projects awarded under, agreements for services to be provided by Quanta; potential opportunities that may be indicated by bidding activity; statements relating to the business plans or financial condition of our customers; and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results, including as a result of weather, site conditions, project schedules, bidding and spending patterns and other factors that may affect the timing or productivity on projects; continuing declines in economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of existing or pending projects, including as a result of regulatory processes or capital constraints that may impact our customers; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the possibility that projects bid are not awarded to Quanta; the successful negotiation, execution, performance and completion of pending and existing contracts; the ability to generate internal growth; the effect of natural gas and oil prices on Quanta’s operations and growth opportunities; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; risks associated with operating in international markets; the failure to effectively integrate Price Gregory and Valard and their operations or to realize potential synergies, such as cross-selling opportunities, from the acquisitions; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; the ability to successfully identify, complete and integrate acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; growth outpacing infrastructure; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; potential liabilities relating to occupational health and safety matters; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for failures of our partners; risks associated with our dependence on suppliers, subcontractors and equipment manufacturers; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to obtain performance bonds; the impact of a unionized workforce on operations and the ability to complete future acquisitions; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the ability to access sufficient funding to finance desired growth and operations; and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2009, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s Web site at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Nine Months Ended September 30, 2010 and 2009 (In thousands, except per share information) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$1,206,007	$780,794	$2,824,792	$2,332,703
Cost of services (including depreciation)	1,016,013	633,166	2,349,619	1,930,162

Gross profit	189,994	147,628	475,173	402,541
Selling, general and administrative expenses	82,037	71,018	245,163	217,591
Amortization of intangible assets	13,396	5,448	28,334	15,260

Operating income	94,561	71,162	201,676	169,690
Interest expense	(269)	(2,816)	(4,660)	(8,437)
Interest income	418	338	1,166	2,047
Loss on early extinguishment of debt	—	—	(7,107)	—
Other income (expense), net	479	592	371	826

Income before income taxes	95,189	69,276	191,446	164,126
Provision for income taxes	31,489	5,320	70,323	45,036

Net income	63,700	63,956	121,123	119,090
Less: Net income attributable to noncontrolling interest	920	520	1,613	873

Net income attributable to common stock	$62,780	$63,436	$119,510	$118,217

Earnings per share attributable to common stock:
Basic earnings per share	$0.30	$0.32	$0.57	$0.60

Diluted earnings per share	$0.30	$0.32	$0.57	$0.59

Weighted average shares used in computing earnings per share:
Basic	209,428	198,608	209,125	198,618

Diluted	211,096	205,224	210,798	198,815

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$441,247	$699,629
Accounts receivable, net	787,580	688,260
Costs and estimated earnings in excess of billings on uncompleted contracts	266,032	61,239
Inventories	46,445	33,451
Prepaid expenses and other current assets	79,958	100,213

Total current assets	1,621,262	1,582,792
PROPERTY AND EQUIPMENT, net	864,279	854,437
OTHER ASSETS, net	39,317	45,345
OTHER INTANGIBLE ASSETS, net	156,501	184,822
GOODWILL	1,449,603	1,449,558

Total assets	$4,130,962	$4,116,954

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$262	$3,426
Accounts payable and accrued expenses	440,877	422,034
Billings in excess of costs and estimated earnings on uncompleted contracts	63,258	70,228

Total current liabilities	504,397	495,688
CONVERTIBLE SUBORDINATED NOTES, net	—	126,608
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	388,490	384,097

Total liabilities	892,887	1,006,393

TOTAL STOCKHOLDERS’ EQUITY	3,235,084	3,109,183
NONCONTROLLING INTEREST	2,991	1,378

TOTAL EQUITY	3,238,075	3,110,561

Total liabilities and equity	$4,130,962	$4,116,954

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Nine Months Ended September 30, 2010 and 2009 (In thousands, except percentages) (Unaudited)
Segment Results
     We report our results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
Revenues:
Electric Power	$532,603	44.2%	$512,797	65.7%	$1,452,774	51.4%	$1,551,496	66.5%
Natural Gas and Pipeline	551,674	45.7	131,628	16.9	1,003,728	35.5	433,138	18.6
Telecommunications	93,618	7.8	113,998	14.6	289,506	10.3	284,024	12.2
Fiber Optic Licensing	28,112	2.3	22,371	2.8	78,784	2.8	64,045	2.7

Consolidated revenues	$1,206,007	100.0%	$780,794	100.0%	$2,824,792	100.0%	$2,332,703	100.0%

Operating income (loss):
Electric Power	$60,361	11.3%	$66,778	13.0%	$150,567	10.4%	$178,768	11.5%
Natural Gas and Pipeline	53,118	9.6	2,097	1.6	97,388	9.7	8,157	1.9
Telecommunications	5,605	6.0	12,317	10.8	12,499	4.3	18,684	6.6
Fiber Optic Licensing	13,266	47.2	11,757	52.6	39,265	49.8	32,023	50.0
Corporate and Non-Allocated Costs	(37,789)	N/A	(21,787)	N/A	(98,043)	N/A	(67,942)	N/A

Consolidated operating income	$94,561	7.8%	$71,162	9.1%	$201,676	7.1%	$169,690	7.3%

Backlog
     Backlog represents the amount of revenue that we expect to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. The backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. We estimate the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. In many instances, our customers are not contractually committed to specific volumes of services under our MSAs, and many of our contracts may be terminated with notice. There can be no assurance as to our customers’ requirements or that our estimates are accurate. In addition, many of our MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, we have included future renewal options only to the extent that the renewals can reasonably be expected to occur. We also included in backlog our share of the work to be performed under contracts signed by joint ventures in which we have an interest.
     The following table presents our total backlog by reportable segment as of September 30, 2010 and June 30, 2010 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date:

	Backlog as of
	September 30, 2010		June 30, 2010
	12 Month	Total	12 Month	Total
Electric Power	$1,562,553	$4,163,150	$1,415,873	$3,881,347
Natural Gas and Pipeline	627,697	841,433	981,434	1,288,624
Telecommunications	189,329	315,090	170,166	253,038
Fiber Optic Licensing	95,815	403,957	92,347	412,669

Total	$2,475,394	$5,723,630	$2,659,820	$5,835,678

Quanta Services, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
For the Three and Nine Months Ended September 30, 2010 and 2009
(In thousands, except per share information)
(Unaudited)
     The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. More particularly, (i) amortization of intangible assets are impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period-to-period; (ii) non-cash interest expense varies from period-to-period depending on the amount of the convertible subordinated notes outstanding during the period; (iii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period; (iv) acquisition costs vary period-to-period depending on the level of Quanta’s acquisition activity ongoing during the period; and (v) the loss on early extinguishment of debt is a non-recurring expense that occurred as a result of Quanta’s redemption of all of its 3.75% convertible subordinated notes in the second quarter of 2010.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$62,780	$63,436	$119,510	$118,217
Adjustments:
Impact of loss on early extinguishment of debt, net of tax (1)	—	—	4,493	—
Impact of tax contingency releases(2)	(9,428)	(22,446)	(9,428)	(22,446)
Acquisition costs	1,726	1,313	2,524	1,313

Adjusted net income attributable to common stock before certain non-cash adjustments	55,078	42,303	117,099	97,084
Non-cash stock-based compensation, net of tax	3,477	3,031	10,652	8,927
Non-cash interest expense, net of tax	—	711	1,107	2,092
Amortization of intangible assets, net of tax	8,172	3,323	17,284	9,309

Adjusted net income attributable to common stock after certain non-cash adjustments	66,727	49,368	146,142	117,412
Effect of convertible subordinated notes under the “if- converted” method — interest expense addback, net of tax	—	949	1,412	2,846

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$66,727	$50,317	$147,554	$120,258

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	209,428	198,608	209,125	198,618
Effect of dilutive stock options	136	201	141	197
Effect of shares held in escrow	1,532	—	1,532	—
Effect of convertible subordinated notes under the “if converted” method — weighted convertible shares issuable	—	6,415	3,149	6,415

Weighted average shares outstanding for adjusted diluted earnings per share	211,096	205,224	213,947	205,230

Adjusted diluted earnings per share	$0.32	$0.25	$0.69	$0.59

(1)	Reflects the elimination of the loss on early extinguishment of debt associated with the May 14, 2010 redemption of all of Quanta’s outstanding 3.75% convertible subordinated notes.

(2)	Reflects the elimination of tax benefits primarily associated with the expiration of various federal and state tax statutes of limitations during the third quarters of 2010 and 2009.